Exhibit 99.2

Allied Nevada Gold Corp. Announces Commitments for Mobile Equipment

Financing of $300 Million

Begins Ordering Long-Lead Mobile and Fixed Equipment

October 19, 2011 – Reno, Nevada – Allied Nevada Gold Corp. (“Allied Nevada”, “ANV” or the “Company”) (TSX: ANV; NYSE-A: ANV) is pleased to announce that it has received offers from Caterpillar Financial Services Corporation, Komatsu Financial and a major U.S. financial institution for a total of $300 million in mobile equipment financing. The proposed equipment financing is expected to be secured by the mobile equipment with terms generally in the range of 60-72 months and an effective interest rate of between 5-6%, which varies based on the lender. The financing proposals are subject to customary closing conditions.

The Company has placed orders for three CAT 7495, 72-yard wire rope shovels from Caterpillar, thirty three 930E 320-ton haul trucks from Komatsu and other mobile equipment with a total value of approximately $300 million. Delivery for this equipment is expected to coincide with the continued implementation of the heap leach expansion and the future implementation of the milling expansion.

The Company has also ordered the primary gyratory crusher for the initial crushing system to be installed at Hycroft. Allied Nevada is purchasing the primary gyratory crusher, which is the first stage of the three-stage crushing system, from FL Smidth of Salt Lake City, Utah. The primary crusher, a 60 inch x 113 inch, 1,000 hp Fuller-Traylor gyratory crusher, is the longest lead item for the system. Total committed price for this component of the crushing system is $8.6 million, including critical spares. The Company is in the process of securing the secondary and tertiary crushing units screens and a conveyance system.

“Securing this critical equipment and associated financing are essential to meeting our expansion objectives,” commented Scott Caldwell, President & CEO. “The financial support of our equipment partners further validates our belief that this project is a low-risk growth opportunity with significant potential.”

The addition of the larger mining equipment will continue to lower operating costs. The crusher is expected to be delivered by the end of 2012, and the plant is expected to be in operation by mid-2013. Installing the crusher will allow the mine to crush 100% of the heap leach ore for one year, improving average recovery of gold and silver to 65% and 23%, respectively. Once the mill is constructed, the crusher will be transitioned to feed material to the mill.

The total capital cost for the gyratory crushing project, including engineering, is $73.3 million and is expected to support an internal rate of return of over 30%. The rate of return was calculated based on recovery improvements alone, operating cost savings were not accounted for. Detailed engineering and permitting are well underway. Modifications to the existing air quality permit and reclamation bonding are required to construct and operate the crusher. The Company expects to secure these in a timely fashion.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the Company’s expectation of the Hycroft Mine gyratory crushing system, including estimated capital requirements, delivery expectations, expected recovery increases and rates of return; the Company’s expectations with respect to the availability of financing for the gyratory crushing system and the terms of any such financing; the availability of permits and regulatory approvals required to complete the gyratory crushing system; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; availability of outside contractors in connection with Hycroft and other activities; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Mr. David C. Flint, AIPG Certified Professional Geologist #10360, is Allied Nevada’s Qualified Person as defined under National Instrument 43-101. He has supervised the preparation of the technical information and has reviewed and approved the contents of this news release. Allied Nevada has filed a National Instrument 43?101 compliant technical report for the Hycroft Mine, Winnemucca, Nevada, dated October 5, 2011, on www.sedar.com encompassing the mineral reserve and technical information discussed herein, which will include further details with respect to the mill feasibility study, including risks and uncertainties associated therewith.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

or visit the Allied Nevada website at www.alliednevada.com.

Allied Nevada: $300 Million Equipment Financing | 2